June 18, 2018

Laura K. Thompson
[Address Redacted]

Re: Consulting Agreement

The Goodyear Tire & Rubber Company (“Goodyear”) desires to retain Laura K. Thompson (“you” or “your”), as a consultant, subject to the terms and conditions herein set forth, to provide consulting services to Goodyear and its subsidiaries.

1. Consulting Services. The consulting services to be provided to Goodyear hereunder include the following services:

a.	You agree to provide to Goodyear and its subsidiaries consulting services as requested by Goodyear’s Chief Executive Officer relating to (i) the transition of the position of Chief Financial Officer, (ii) business development matters and related issues, and (iii) associate mentoring and development plus such other matters as may be mutually agreed upon by you and the Chief Executive Officer.

b.	Your consulting services will be delivered during the Term (as defined in Paragraph 6 below).

c.	Your consulting services will be provided from your home and at meetings, as reasonably necessary, at Goodyear’s Akron, Ohio headquarters, subject to such other travel as may be mutually agreed upon by you and the Chief Executive Officer.

d.	Your consulting services will be performed in a timely, good and workmanlike manner.

e.	Your consulting services will be performed in accordance with all laws and regulations and Goodyear’s policies, including the Business Conduct Manual.

2. Fees. Goodyear agrees to pay a fee of Two Hundred and Fifty Thousand Dollars ($250,000) per quarter for the consulting services performed under this Agreement, payable on the first business day of each quarter. You will be responsible for any tax obligations in conjunction with such fee. In addition to the consulting fee, Goodyear will reimburse you for all reasonable and customary out-of-pocket expenses incurred by you in the performance of the consulting services, in accordance with Goodyear’s applicable policies and for premiums for retiree medical family coverage under Goodyear’s Medical Benefits for Salary Retirees at Designated Locations. Your requests for reimbursements must include copies of all receipts evidencing the costs incurred by you.

3. Confidentiality Obligation. Any information provided by Goodyear to you in connection with this Agreement will be considered to be both confidential and proprietary to Goodyear (collectively, the “Confidential Information”). You agree to hold in confidence and not to disclose to or use for others during the Term of this Agreement, and for a period of five (5) years following the termination or expiration thereof, Confidential Information, including but not limited to contracts, agreements, financial information, business operations, specific transactions, clients, customers, employees, marketing, purchasing, sales, distribution, shipping, advertising, business or other methods, computer systems, internal and external memoranda, practices, procedures, ideas, suggestions, work results, or other secret or confidential information received from Goodyear in connection with, or which results from, the services to be performed hereunder, or with respect to any other matter of a secret or confidential nature which may come into your possession in the performance of your services for Goodyear hereunder, except such information as is or becomes general public knowledge, or is disclosed to you independently by a third party legally authorized to do so, or the disclosure of which is authorized in writing by an officer of Goodyear, or is required to be disclosed by law, provided, however, in such event, you will take all reasonable steps to notify Goodyear so that a protective order or other appropriate remedy may be obtained prior to any such disclosure. You agree to return (or destroy and certify in writing that you have destroyed) any Confidential Information and all other materials provided to you upon demand within thirty (30) days of termination or expiration of this Agreement.

4. Ownership. You agree that any data, ideas, suggestions, processes or work results arising out of your consulting services are and shall remain the sole property of Goodyear.

5. Independent Contractor Status. You are acting as an independent contractor and shall not for any purpose hold yourself out to be an employee or agent of Goodyear. You will not participate in any employee benefit plan of Goodyear and will not be covered by workers compensation.

6. Term. This Agreement shall be effective beginning as of April 1, 2019 through June 30, 2020 (the “Term”). Goodyear agrees that you may terminate this Agreement at any time with or without cause upon thirty (30) days written notice to Goodyear. Upon any such termination, Goodyear will have no further obligation to pay any costs except for unpaid fees and unreimbursed out-of-pocket expenses, if any, incurred prior to the termination.

7. Miscellaneous. This Agreement is not assignable by either party, the consulting services to be performed by you being personal to Goodyear. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, oral or written, and may not be modified or amended except in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. All notices required to be given hereunder shall be sent to the applicable party at the address for such party set forth herein or such other address as a party may provide in writing to the other party.

If the foregoing meets with your acceptance, please execute and return this Agreement to Richard J. Kramer, 200 Innovation Way, Akron, Ohio 44316-0001.

/s/ Laura K. Thompson
Laura K. Thompson

THE GOODYEAR TIRE & RUBBER COMPANY

By: /s/ Richard J. Kramer
Richard J. Kramer, Chairman, Chief Executive
Officer and President